SECOND ADDENDUM

TO LEASE AGREEMENT

This Addendum to Lease Agreement is made as of this 27th day of April, 2009. This Addendum shall be effective as of May 1, 2009. This Second Addendum to Lease Agreement (hereinafter the "Addendum") modifies and amends the Lease Agreement dated October 26, 2001, as amended and assigned (collectively, the "Lease") by and between ChromaDex Analytics, Inc.(hereinafter referred to as "Tenant") and Railhead Partners, LLC, a Colorado limited liability company (hereinafter referred to as "Landlord"). The provisions of this Addendum shall modify and supersede any conflicting or contrary provisions of the Lease. All terms in the Addendum shall have the same meaning as set forth in the Lease except to the extent modified herein. The remaining provisions of the Lease shall continue in full force and effect.

R E C I T A L S
  The Lease as amended between the parties originally contemplated that the Term of the Lease shall expire on January 31, 2011.
  The parties are desirous of amending the Lease so as to specify their respective rights and obligations concerning the aforementioned issues relative to the tenancy.

NOW, THEREFORE, for good and valuable consideration, including mutual promises and covenants contained herein, the parties agree as follows:

  Modification and Extension of Term. The Term of the Lease is hereby modified and extended from May 1, 2009, through and including April 30, 2016 (the extended term from May 1, 2009 through April 30, 2016 shall be referred to hereinafter as the "Extended Term."). This Addendum, inclusive of the rental modifications, shall be effective May 1, 2009.
  Rent for Extended Term. The parties agree that the rentable square footage of the Premises for the purposes of this Addendum is Twelve Thousand Four Hundred Fifteen square feet (12,415). Tenant shall pay to Landlord the Basic Rent for the Extended Term as follows detailed upon the following page:

Period	Annual Rate	RSF	Monthly Basic Rent
Year 1 May 1, 2009 to April 30, 2010	$235,885.00	$19.00	$19,657.08
Year 2 May 1, 2010 to April 30, 2011	$242,961.55	$19.57	$20,246.80
Year 3 May 1, 2011 to April 30, 2012	$250,250.40	$20.16	$20,854.20
Year 4 May 1, 2012 to April 30, 2013	$257,757.91	$20.76	$21,479.83
Year 5 May 1, 2013 to April 30, 2014	$265,490.65	$21.38	$22,124.22
Year 6 May 1, 2014 to April 30, 2015	$273,455.37	$22.03	$22,787.95
Year 7 May 1, 2015 to April 30, 2016	$281,659.03	$22.69	$23,471.59

  Landlord Concessions for Lease Extension. In consideration for Tenant's agreement to extend the Term of the Lease, Landlord hereby agrees to reimburse to Tenant certain costs incurred and to be incurred as a result of maintenance upon the HVAC system and other improvements currently located upon and serving the Premises. More specifically, Landlord agrees to be responsible and to pay for reimbursement of the following maintenance, improvement, and repair items:
    Landlord will reimburse Tenant Ten Thousand Dollars ($10,000 .00) upon mutual execution of this Addendum to offset a portion of repairs performed by ESCO to HVAC unit.
    Landlord will provide reimbursement to Tenant up to an additional Fifty Thousand Dollars ($50,000.00) over the Extended Term of the Lease based on invoices for actual work/repairs made to HVAC system. Landlord shall reimburse Tenant within thirty (30) days of Landlord receipt and approval of an invoice for such work. This agreement to reimburse for repairs is conditioned upon Tenant maintaining a Preventative Maintenance Contract for the HVAC unit.
    Landlord will provide an Improvement Allowance of One Hundred Twenty Thousand Dollars ($120,000.00) to be used by Tenant for Improvements to the Premises including but not limited to: Lab Flooring, Ceiling tiles throughout as needed, Carpet office areas, Tile hallways as necessary, Expand conference room, Renovate restrooms as necessary, Renovate Kitchen as necessary, and Paint as deemed necessary. Landlord agrees to reimburse to Tenant, upon the remittance of statements for work performed based on invoices for actual work/repairs made to the listed items. Landlord shall reimburse Tenant within thirty (30) days of Landlord receipt and approval of an invoice for such work up to a maximum of the Improvement Allowance. Tenant agrees to be responsible for any amounts over the Improvement Allowance and any such improvements shall require the written approval of Landlord, which shall not be unreasonably withheld.

  Tenant's Continued Liability. Notwithstanding the foregoing Landlord concessions, payment of same shall in no way be deemed to be a waiver or release of Tenant's continued liability relative to the HVAC and other items and systems within the Premises as required by the Lease.
  Commissions. Landlord shall compensate the Broker representing Tenant, Rare Space Inc., the flat fee of Ten Thousand Dollars ($10,000.00) upon mutual execution of this Addendum. Landlord shall compensate its listing broker, The Colorado Group Inc., pursuant to a separate agreement.
  Remaining Provisions. Except as explicitly modified and set forth herein, the remaining terms, provisions, covenants and agreements set forth in the Lease shall continue in full force and effect.

IN WITNESS WHEREOF, the parties heretofore duly executed this Addendum as of the date first above written.

Tenant:

ChromaDex Analytics, Inc.

By: /s/ Frank L Jaksch Jr.

Frank L. Jaksch Jr

Its: Chief Executive Officer

Date: April 27, 2009

Landlord:

Railhead Partners, LLC, a Colorado limited liability company

By: /s/ Andrew Cookler

Andrew Cookler

Its: Manager

Date: April 27, 2009